Exhibit 99.1
Imperial Oil Limited Appoints President
Calgary, December 11, 2007 — The Board of Directors of Imperial Oil Limited today announced the appointment of Mr. B.H. (Bruce) March to the position of President effective January 1, 2008. He was also elected a Director of the company. Mr. March is currently Director, Refining Europe/Africa/Middle East with ExxonMobil Petroleum & Chemical BVBA, in Brussels, Belgium an affiliate of Exxon Mobil Corporation.
Mr. T.J. (Tim) Hearn, currently Chairman, Chief Executive Officer and President of Imperial Oil Limited, continues as Chairman and Chief Executive Officer.
A native of Middleport, New York, Mr. March is a graduate of the Rochester Institute of Technology. He joined Mobil Oil as a project engineer in 1980 and advanced through increasingly responsible management assignments in refining, supply, environment, health & safety. He was named Production Manager at the Beaumont Refinery in 1993.
In 1997, Mr. March was appointed Manager, Production Trading for Europe in Mobil’s supply transportation area, and became a Senior Advisor, Operations with ExxonMobil’s global Refining & Supply Company in 2000. In 2003, he became Manager, Baton Rouge Refinery, and in 2006 was the Project Executive for a Middle East Gas to Liquids project with ExxonMobil’s Development Company. He was appointed to his current position earlier in 2007.
Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. It is one of Canada’s largest producers of crude oil and natural gas, is the country’s largest petroleum refiner, and has a leading market share in petroleum products sold through a coast-to-coast supply network that includes close to 2,000 service stations

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